EXHIBIT 11.1
                            RICHFOOD HOLDINGS, INC.

                  COMPUTATION OF NET EARNINGS PER COMMON SHARE (dollar amounts
              in thousands, except per share data)

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

                                                                         Fiscal Year Ended

                                                              April 27,       April 29,        April 30,
                                                                1996            1995             1994

Net Earnings:

Earnings before extraordinary loss                         $    39,215       $    39,218       $    21,371
Extraordinary loss, net of tax                                  (2,164)                -                 -
                                                          ------------      -----------       -----------
Net earnings                                               $    37,051       $    39,218       $    21,371
                                                           ===========       ===========       ===========


Primary Earnings Per Common Share:

Weighted average number of

  common shares outstanding                                 31,216,738        31,140,926        30,514,503

Net additional common shares
  issuable upon exercise of dilutive
  options, determined by

  treasury stock method                                        398,434           332,084           390,900
                                                           -----------       -----------       -----------
Common shares and equivalents                               31,615,172        31,473,010        30,905,403
                                                           ===========       ===========       ===========


Earnings before extraordinary loss                         $      1.24       $      1.25       $      0.69
Extraordinary loss, net of tax                                   (0.07)                -                 -
                                                           ------------      -----------       -----------

Net earnings per common share (a)                          $      1.17       $      1.25       $      0.69
                                                           ===========       ===========       ===========


Fully Diluted Earnings Per Common Share:

Common shares and equivalents                               31,615,172        31,473,010        30,905,403

Net additional common shares issuable upon exercise of dilutive options, determined by treasury stock method using quarter-end market price,

  if higher than average price                                 119,763           100,937            30,936
                                                           -----------       -----------       -----------

Common shares and equivalents (b)                           31,734,935        31,573,947        30,936,339
                                                           ===========       ===========       ===========

Earnings before extraordinary loss                         $      1.24       $      1.24       $      0.69
Extraordinary loss, net of tax                                   (0.07)                -                 -
                                                           -----------       -----------       -----------
Net earnings per common share (a)                          $      1.17       $      1.24       $      0.69
                                                           ===========       ===========       ===========

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NOTE:     (a) Dilution is less than 3%.

          (b) The Company does not have any other potentially dilutive securities.